Exhibit 10.23

MANAGEMENT AGREEMENT

                    This Management Agreement (this “Agreement”) is effective April 8, 2009 (the “Effective Date”) by and between Vaughan Foods, Inc. (the “Company”) and Gene P. Jones (the “Executive”) with respect to the following:.

                    WHEREAS, the Executive currently serves as a senior executive officer of the Company; and

                    WHEREAS, the Company desires to provide stability to the Employer/Employee relationship of the Executive by entering into this Agreement with the Executive; and

                    WHEREAS, the Board of Directors of the Company believes it in the best interest of the Company to provide continuity of its senior management by entering into employment agreements with certain members of its senior management team.

                    NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

31.	Term of Agreement; Defined Terms.

          (a) Term of Agreement. This Agreement shall not have any specific duration and shall continue in full force and effect unless and until (i) the Executive’s employment is terminated by either party in accordance with Section 3, and (ii) all obligations and liabilities of the parties arising in connection with such termination or otherwise accruing under this Agreement have been fully satisfied. Notwithstanding any contrary provision in this Agreement, nothing in this Agreement constitutes a guarantee of continued employment but instead provides for certain rights and benefits during the Executive’s employment with the Company and if such employment terminates.

          (b) Defined Terms. Capitalized terms used throughout this Agreement have the meaning ascribed to such terms in Exhibit “A” attached hereto.

32.	Terms, Conditions, and Benefits of Employment.

          (a) Position and Duties. The Executive shall serve as Chief Financial Officer of the Company or in such other substantially equivalent position(s) requested by the Board with the appropriate authority, duties, and responsibilities attendant to such position(s). The Executive shall devote his full working time, best efforts, abilities, knowledge, and experience to the Company’s business and affairs as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement. The Executive may, without violating this Agreement, (i) serve on corporate, civic, charitable, or industry boards or committees, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the Executive’s obligations under this Agreement; provided, however, that the Executive shall not serve on the board of any business, hold any other position with any business, or otherwise engage in any business activity, without the prior written consent of his Supervisor. If the Executive conducted any such activities as of the Effective Date, then the continuation of such activities (or similar activities for the same organization) after the Effective Date shall be permitted.

          (b) Annual Base Salary. The Executive shall receive an Annual Base Salary, which may be increased from time to time in the Company’s discretion but shall not be reduced unless the Company reduces the salaries of similarly situated executives, in which case the Annual Base Salary may be reduced by the same percentage and shall be restored to its prior level when, and to the same extent as, the Company restores the salaries of such similarly situated executives. Any increase in Annual Base Salary shall not limit or reduce any other obligation owed to the Executive under this Agreement.

          (c) Annual Bonus. The Executive shall be eligible to participate in a program in which he may receive an Annual Bonus. If the Compensation Committee establishes a target for the Annual Bonus as a percentage of the Annual Base Salary, then such target shall not be less than the targets for similarly situated executives of the Company. Unless otherwise payable under Sections 4(b)(i)(B) or 4(c), the Executive must be actively employed for the entire year upon which the Annual Bonus is based to be eligible to receive such Annual Bonus.

          (d) Incentive Awards. In the Compensation Committee’s discretion, the Company may provide the Executive with annual equity grants, or cash awards in lieu of such grants, which shall be comparable to the grants or awards made to similarly situated executives of the Company.

          (e) Disability. The Company shall provide the same disability insurance coverage benefits to the Executive as provided to similarly situated executives of the Company. If, during his employment with the Company, the Executive receives Short-Term Disability Payments, then the Company shall pay the Executive the difference between the Short-Term Disability Payments and the portion of his then-current Annual Base Salary the Company would have paid him while receiving Short-Term Disability Payments. If the Executive is Disabled during his employment with the Company and otherwise entitled to receive salary and bonus payments under this Agreement, then any such salary and bonus payments (or such payments in lieu of salary and bonus payments) shall be reduced by the amount of any Short-Term Disability Payments received by the Executive for the period of short-term disability and any benefits paid for the same period under the Company-provided disability insurance coverage.

          (f) Expenses. The Company shall reimburse the Executive for all reasonable business-related expenses incurred and accounted for in accordance with its standard policies and procedures for expense reimbursements and deductibles under Section 162 of the Code.

          (g) Other Employee Benefits. During the term of this Agreement, the Executive shall be entitled to participate in all employee benefit, welfare, and other plans, practices, policies, and programs applicable to similarly situated executives of the Company, subject to the terms of such plans, practices, policies, and programs as they may be amended from time to time. Specifically, the Executive shall be entitled to four (4) weeks of paid vacation a year, which if not taken may not be carried over to another year. During any CIC Period, the Company shall continue to provide the Executive (and the Executive’s dependents, if applicable) with the same level of health (including dental), disability, and life (including accidental death/dismemberment) insurance benefits as were provided to the Executive (and the Executive’s dependents, if applicable) immediately before the Change in Control upon terms and conditions that are not materially less favorable to the Executive than as in effect immediately before the Change in Control with respect to each of such health, disability, and life insurance coverages.

          (h) Fringe Benefits. To the extent not otherwise covered under this Agreement, the Company shall provide the Executive with fringe benefits and perquisites to the same extent and on the same terms as those benefits are provided by the Company from time to time to similarly situated executives of the Company.

33.	Termination of Employment; Suspensions; Change in Control.

          (a) Termination Upon Death. The Executive’s employment with the Company shall terminate immediately upon the Executive’s death.

          (b) Reassignment of Duties and Termination Due to the Executive Becoming Disabled.

                    (i) Reassignment. Whether or not the Executive is Disabled, the Company may reassign his duties during any time he has become physically or mentally incapable of performing his essential job functions with or without reasonable accommodation or job protection as required by law and no such reassignment shall be deemed Good Reason for the Executive to terminate his employment under Section 3(d).

                    (ii) Termination. If the Executive becomes Disabled, then the Company may give the Executive written notice of its intent to terminate his employment, in which case such employment shall terminate effective on the thirtieth (30th) day after receipt of such notice as long as the Executive has not been medically released and returned to full-time duty before such thirtieth (30th) day.

          (c) Termination by the Company; Cause. The Company may terminate the Executive’s employment with the Company at any time whether with or without Cause. If the Company terminates the Executive’s employment for Cause, then such termination shall not be effective unless and until the Board (i) provides reasonable notice and an opportunity to the Executive and his counsel (if applicable) to be heard at a meeting called to discuss the Executive’s employment and (ii) subsequently provides the Executive with a copy of a resolution duly adopted by at least a three-fifths (3/5) majority of the Board specifying that the Board has determined in good faith that Cause exists for terminating the Executive’s employment.

          (d) Termination by the Executive; Good Reason. The Executive may terminate his employment with the Company at any time whether with or without Good Reason. If the Executive believes Good Reason exists for terminating his employment, then he shall give the Company written notice of the acts or omissions constituting Good Reason within thirty (30) days after learning of such acts or omissions constituting Good Reason (the “Good Reason Notice”). No termination of employment for Good Reason shall be effective unless (i) within thirty (30) days after receiving the Good Reason Notice, the Company fails to either cure such acts or omissions or notify the Executive of the intended method of cure, and (ii) the Executive delivers a Notice of Termination to the Company and subsequently resigns within thirty (30)

days after the Company’s deadline in Section 3(d)(i) expires. Notwithstanding the previous sentence and at the Company’s request, the Executive shall provide services consistent with his then-current authority, duties, and responsibilities for up to ninety (90) days after having provided the Good Reason Notice to the Company.

          (e) Paid Suspensions. Notwithstanding any contrary provision in this Agreement, the Company may suspend the Executive with pay for up to thirty (30) days pending an investigation authorized by the Company or the Board, or pursued by, or at the request of, a governmental authority, to determine whether the Executive has engaged in acts or omissions constituting Cause. Any such paid suspension shall not constitute Good Reason for the Executive to terminate his employment under Section 3(d). The Executive shall cooperate with the Company in connection with any such investigation. If the Executive’s employment is subsequently terminated for Cause in connection with such investigation, then the Executive shall repay any amounts paid by the Company to the Executive during such paid suspension.

          (f) Effect of a Change in Control on Timing of Termination Date. If the Company terminates the Executive’s employment other than for Cause or the Executive becoming Disabled and a Change in Control occurs following the Termination Date, then such Change in Control shall be deemed to have occurred immediately prior to the Termination Date if either (i) the Termination Date occurs following the execution of an agreement that provides for a transaction or transactions that, if consummated, constitutes such Change in Control, or (ii) the Executive reasonably demonstrates that such termination was either (A) requested by a third party who had indicated an intention or taken steps reasonably calculated to effect the Change in Control or who effectuates such Change in Control, or (B) was otherwise in connection with, or in anticipation of, such Change in Control.

          (g) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be effective only when communicated by a Notice of Termination given to the other party in accordance with Section 15(d). In the event of a termination by the Executive for Good Reason, a Notice of Termination shall be effective only if given within the time limit established by Section 3(d).

          (h) Effect of Termination and Duties Upon Termination. If, on the Termination Date, the Executive is a member of the board of directors (or any similar governing body) or an officer of the Company or any Affiliate, or holds any other position with the Company or an Affiliate, then the Executive shall resign and be deemed to have resigned from all such positions as of the Termination Date. Between the date a Notice of Termination is delivered and the Termination Date, the Executive shall continue to perform his duties under this Agreement and such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s replacement, if any. Notwithstanding the foregoing sentence, the Company may relieve the Executive from further duties under this Agreement after receiving a Notice of Termination; provided, however, that prior to the Termination Date, the Executive shall continue to be treated as a Company employee for other purposes and the Executive’s rights to compensation or benefits shall not be reduced by reason of the relief. Upon the Termination Date, the Executive shall return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and all writings, files, records, correspondence, notebooks, notes, and other documents and things (including any copies thereof) containing any Confidential Information.

34.	Obligations of the Company Upon Termination.

          (a) Accrued Obligations. Upon any termination of the Executive’s employment for any reason, the Company shall pay the Executive (i) his accrued Annual Base Salary and accrued, unused vacation through the Termination Date in a lump sum in cash within thirty (30) days after the Termination Date, and (ii) if the Executive is actively employed during the entire year upon which such Annual Bonus is based under Section 2(c) before the Termination Date, the Annual Bonus at the same time as such bonuses are paid to similarly situated executives of the Company but in no event later than two and one-half (2½) months after the end of the taxable year in which any substantial risk of forfeiture with respect to such bonus lapses (the payments in (i) and (ii) shall be referred to as the “Accrued Obligations”).

          (b) Good Reason; Other Than for Cause, Death, or Becoming Disabled. If (x) the Company terminates the Executive’s employment other than for Cause, the Executive’s death, or the Executive becoming Disabled, or (y) the Executive terminates his employment for Good Reason, then the Company shall, in addition to the payment of the Accrued Obligations, have the following obligations to the Executive:

                    (i) the Company shall pay the Executive within thirty (30) days after the Termination Date

                              (A) a lump sum in cash equal to 1 times the sum of:

                                        (1) the greater of (x) the Executive’s then-current Annual Base Salary, and (y) the Executive’s Annual Base Salary at any time during the two (2) years before the Termination Date; and

                                         (2) the average of the Annual Bonuses received by the Executive within three (3) years before the Termination Date (or, if termination occurs during the CIC Period, the greater of (x) the average Annual Bonus received by the Executive within three (3) years before the Termination Date, and (y) the average Annual Bonus received by the Executive within three (3) years before the Change in Control); provided, however, if the Executive’s employment began in the same calendar year as the termination of such employment, then the Annual Bonus amount used for calculating the lump sum payment due shall be determined by the Compensation Committee in its discretion; and

                              (B) any applicable Prorated Annual Bonus; and

                    (ii) the Company shall provide the Executive

                              (A) for the period allowed under Section 4980B of the Code, with the same level of health and dental insurance benefits for the Executive (and his dependents, if applicable) upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately before the Termination Date (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately before the Change in Control, if applicable); provided, however, if the Executive is not eligible to continue participating in the Company plans providing such benefits, then the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. The Company’s obligations under this subparagraph (A) shall apply against its coverage obligations under COBRA. Notwithstanding the foregoing, if the Executive becomes eligible to receive health and dental insurance benefits through subsequent employment, then the Executive shall ensure that a coordination of benefits occurs so that the medical and dental plan of the Executive’s new employer shall be responsible for such medical and dental benefits that are available under the new employer’s plans before any medical and dental benefits are provided pursuant to this subparagraph (A);

                              (B) for three (3) years following the Termination Date, with the same level of life insurance benefits upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately before the Termination Date (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately before the Change in Control); provided, however, if the Executive is not eligible to continue participating in the Company plans providing such life insurance benefits, then the Company shall otherwise provide such benefits on the same after-tax death benefit basis as if continued participation had been permitted.

                    (iii) if the value of any benefits or payment provided under subparagraphs (A) and (B) above is subject to income taxes, and would not have been subject to income taxes if the Executive had continued employment with the Company, then the Company shall pay the Executive a Gross-Up Payment (as described in Section 7(a)) in an amount equal to the aggregate amount of the additional federal, state, and local income taxes payable by the Executive as a result of the receipt of such benefit or payment by December 31 of the year next following the Executive’s taxable year in which the income taxes were incurred; and

                    (iv) the Company shall pay, or reimburse the Executive, for a reasonable amount of outplacement services from a mutually agreeable service provider for twelve (12) months following the Termination Date. The amount of such outplacement services shall be commensurate with the Executive’s title and position with the Company and other executives similarly situated in other companies within the Company’s peer industry group. Any reimbursement of such expenses shall be made by December 31 of the Executive’s taxable year following the year the expenses were incurred.

          (c) Death or Disabled. If the Executive’s employment terminates due to death or because he is Disabled, then this Agreement shall terminate without further obligations to the Executive or his legal representatives, as applicable, under this Agreement, other than the obligation to pay, within thirty (30) days after the Termination Date, (i) the Accrued Obligations, and (ii) any applicable Prorated Annual Bonus.

          (d) Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause or the Executive terminates his employment without Good Reason, then this Agreement shall terminate without further obligations to the Executive under this Agreement other than for payment of the Accrued Obligations.

          (e) Application of Section 409A of the Code. Notwithstanding the above paragraphs of this Section 4, if the Company determines that (i) the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) as of the date of his “separation from service” as defined by Section 409A (“Separation from Service”), and (ii) any amount of any payment to be made under this Section 4 is subject to Section 409A, then such amount shall not be paid to the Executive until six (6) months after the date of his Separation from Service (or, if earlier, the date of his death). In such case, the portion of the payment so delayed shall be paid in a single lump sum in cash on the first (1st) day of the seventh (7th) month following the Executive’s Separation from Service (or, if earlier, upon his death).

          (f) General Release. The Company’s obligation to make the payments described under Section 4(b) shall be conditioned on the Executive signing and not revoking the general form of release attached as Exhibit “B” or such other form acceptable to the Company within the time periods provided in such release. The Company shall not be required to make any payment under Section 4(b) until the period for the Executive to revoke the release has expired.

35.     Non-Exclusivity of Rights. Except as specifically provided in Sections 4(b)(ii)(A) and 4(b)(v), nothing in this Agreement shall prevent or limit the Executive’s right to participate in any plan, program, policy, or practice provided by the Company or any Affiliate and for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any Affiliate. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, the Company or any Affiliate at or after the Termination Date shall be payable in accordance with such plan, policy, practice, program, contract, or agreement, except as explicitly modified by this Agreement; provided, however, that the Executive shall not be eligible for severance benefits under any other severance program, policy, practice, or plan of the Company or any Affiliate providing benefits upon involuntary termination of employment.

36.     Full Settlement. The Company’s payment and other obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action against the Executive or others. The Executive shall have no obligation to seek employment or otherwise mitigate his damages under this Agreement and amounts payable to the Executive under this Agreement shall not be reduced whether or not the Executive obtains other employment, except as provided in Section 4(b)(ii) of this Agreement.

37.	Certain Additional Payments by the Company.

          (a) Gross-Up Payment. Notwithstanding any contrary provision of this Agreement and except as provided below, if any payment, benefit, or distribution by the Company, any Affiliate, or trusts established by the Company or any Affiliate for the benefit of its employees, to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise but determined without regard to any additional payments required under this Section 7) (each, a “Payment”) is determined to be subject to excise tax imposed by the Code, including Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such an excise tax (such excise tax and any such interest and penalties shall referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any applicable interest or penalties) and Excise Tax imposed upon or related to the Gross-Up Payment, the Executive retains a Gross-Up Payment amount equal to the Excise Tax imposed upon the Payments.

          (b) Determinations and Tax Notice. Subject to Section 7(c), all determinations required under this Section 7, including whether and when a Gross-Up Payment is required and its amount, shall be made by a nationally recognized certified public accounting firm designated and paid by the Company (the “Accounting Firm”), which shall provide its analysis and detailed supporting calculations to both the Company and the Executive within fifteen (15) business days after the Executive delivers to the Company any written notice of any claim by the Internal Revenue Service that may require the Company’s Gross-Up Payment (the “Tax Notice”). The Company shall pay any Gross-Up Payment due under this Section 7 to the Executive within five (5) days after receiving the Accounting Firm’s determination but in no event later than December 31 of the year next following the taxable year in which the Executive received the Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, then it shall furnish the Executive with an opinion supporting the determination not to report an Excise Tax on the Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the parties. Due to the uncertainty of the application of Section 4999 of the Code when the initial determination is made by the Accounting Firm, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required under this Section 7. If the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to pay any Excise Tax, then the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but in no event later than the December 31 of the year next following the taxable year in which the Executive received the Payment.

          (c) Contests. The Tax Notice shall be given as soon as practicable but no later than ten (10) business days after the Executive receives written notice of such claim describing the nature of such claim and indicating the due date for such claim. The Executive shall not pay such claim until thirty (30) days after delivering the Tax Notice to the Company (or such shorter period imposed by the Internal Revenue Service). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, then the Executive shall:

                    (i) provide any information reasonably requested by the Company relating to such claim;

                    (ii) contest such claim as the Company shall reasonably request in writing, including, without limitation, accepting legal representation reasonably selected by the Company;

                    (iii) cooperate with the Company in good faith to effectively contest such claim; and

                    (iv) permit the Company to participate in any proceedings relating to such claim.

The Company (x) shall pay all costs and expenses (including additional interest and penalties)

related to such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses, (y) shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim, and (z) may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, in which case, the Executive shall administratively and judicially prosecute such contest to a determination as the Company shall determine; provided, however, that the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Agreement and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If the Company directs the Executive to pay such claim and sue for a refund, then the Company shall, to the extent permitted by law, advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company shall make any payment in reimbursement of costs and expenses, Excise Tax, income tax, or other amounts due the Executive under this Section 7(c) no later than December 31 of the year following the year in which (x) the taxes that are the subject of the audit are remitted to the taxing authority, or (y) there is a final and non-appealable settlement or other resolution of the litigation.

          (d) Refunds. If, after receiving an advance from the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay the Company the amount of such refund (together with any interest paid or credited after applicable taxes). If, after receiving an advance from the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of the Gross-Up Payment required to be paid.

38.	Confidential Information and Non-Solicitation.

          (a) Confidential Information. Given his position and employment with the Company, the Executive acknowledges that he will be using, acquiring, and adding to Confidential Information of a special and unique nature and value to the Company and its strategic plan and financial operations. The Executive further acknowledges that all Confidential Information belongs exclusively to the Company, is material and proprietary, and is critical to the Company’s success. Accordingly, the Executive shall use Confidential Information only to the Company’s benefit and shall not at any time during or after his employment with the Company directly or indirectly disclose any Confidential Information to any person or use any Confidential Information for the Executive’s own benefit, for the benefit of others, or to the Company’s detriment.

          (b) Legally Required Disclosure. If any court or agency requests the Executive to disclose Confidential Information, then the Executive shall promptly notify the Company and take reasonable steps to prevent such disclosure until the Company receives such notice and has an opportunity to respond to such court or agency. If the Executive obtains information that may be subject to the attorney-client privilege of the Company or any Affiliate, then the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

          (c) Exceptions. Confidential Information shall not include knowledge that was acquired during the course of the Executive’s employment under this Agreement that is generally known to persons of the Executive’s experience in other companies in the same industry.

          (d) Legal Proceedings. This Section 8 shall not unreasonably restrict the Executive’s ability to disclose Confidential Information in any legal proceeding involving any claim for breach or enforcement of this Agreement. If the parties dispute whether information may be disclosed in accordance with this Section 8(d), then the matter shall be considered an Employment Matter and decided in accordance with Section 10.

          (e) Other Obligations. This Agreement supplements, rather than supplants, the Executive’s obligations under any Company policy relating to confidential information and any agreement of the Executive relating to confidentiality, inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with business relationships, competition, and other similar matters that protect the business and operations of the Company or its Affiliates.

          (f) Non-Solicitation. During his employment with the Company and for eighteen (18) months following the date such employment terminates, regardless of the reason for such termination, the Executive shall not directly or indirectly hire, employ, solicit for employment, attempt to solicit for employment, or communicate with about changing employment, any person who was an employee of the Company or its Affiliate within six (6) months of such hiring, employing, soliciting, or communicating.

          (g) Remedies. The Executive acknowledges and agrees that the Company will have no adequate remedy at law and could be irreparably harmed if the Executive breaches or threatens to breach his obligations under this Section 8. The Company shall be entitled to equitable and/or injunctive relief to prevent any such breach or threatened breach and to specific performance in addition to any other available legal or equitable remedies. The Executive shall not, in any equity proceeding relating to the enforcement of this Section 8, raise the defense that the Company has an adequate remedy at law.

          (h) Survival. The Executive’s obligations under this Section 8 shall survive any termination of the Executive’s employment or of this Agreement.

39.	Assignment; Successors.

          (a) Assignment. The Company’s rights and obligations under this Agreement may not be assigned to any entity other than an Affiliate without the Executive’s consent. The Executive’s duties, responsibilities, authorities, compensation, and benefits are personal to the Executive and may not be assigned to any person or entity without written consent from the

Company other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

          (b) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) Assumption. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

40.     Dispute Resolution and Guarantees of Payment.

          (a) Mandatory Arbitration. Subject to Section 10(b), any Employment Matter shall be finally settled by arbitration in Oklahoma City, Oklahoma administered by the AAA under its Employment Arbitration Rules then in effect; provided, however, that the AAA’s Employment Arbitration Rules shall be modified as follows: (i) each arbitrator shall agree to treat as confidential evidence and other information presented, and (ii) there shall be no authority to award punitive damages or liquidated or indirect damages unless such damages could be awarded by a court of competent jurisdiction. The decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction.

          (b) Injunctions and Enforcement of Arbitration Awards. Either party may bring an action or special proceeding in a state or federal court of competent jurisdiction in Oklahoma City, Oklahoma to enforce any arbitration award under Section 10(a). The Company also may bring such an action or proceeding, in addition to its rights under Section 10(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily, or permanently enforce Sections 8 or 11. The Executive agrees that (i) violating Sections 8 or 11 would damage the Company in ways that cannot be measured or repaired, (ii) the Company shall be entitled to an injunction, restraining order, or other equitable relief restraining any actual or threatened violation of Sections 8 or 11, (iii) the Company shall not be required to post a bond or prove actual damages when seeking such an injunction, restraining order, or other equitable relief, and (iv) remedies at law for such violations would be inadequate.

          (c) Waiver of Jury Trial. To the extent permitted by law, the parties waive any and all rights to a jury trial with respect to any Employment Matter.

          (d) Attorney Fees.

                    (i) If (A) a claim for arbitration or a lawsuit in connection with an Employment Matter (an “Employment Matter Claim”) is filed by either of the parties, and (B) the Executive is ultimately successful in respect of one or more material claims or defenses brought, raised or pursued in connection with such Employment Matter Claim, then the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred in connection with such Employment Matter Claim, provided that such legal fees are reasonable and are calculated on an hourly rather than a contingency fee basis, as well as all costs and expenses reasonably incurred in connection with pursuing or defending any such Employment Matter Claim. Except as provided in Section 10(d)(ii) below, the Company shall make such reimbursement to the Executive as soon as practicable following final resolution of the Employment Matter Claim, but no later than December 31 of the year immediately following the year of such resolution, provided that the Company receives appropriate documentation of such attorneys’ fees, costs, and expenses, which shall be provided by the Executive no later than the later of (x) December 31 of the year in which resolution occurs, or (y) sixty (60) days following the resolution of the Employment Matter Claim.

                    (ii) If an Employment Matter Claim is filed by either of the parties during the CIC Period, or (B) an Employment Matter Claim has been filed prior to a Change in Control but has not been resolved as of the effective date of a Change in Control, then the Executive may submit his request for reimbursement of attorneys’ fees, costs and expenses on a monthly basis during the pendency of such Employment Matter Claim. Within sixty (60) days following the Company’s receipt of each such monthly request and appropriate documentation supporting such request for reimbursement of attorneys’ fees, costs and expenses, the Company shall reimburse the Executive (or pay directly to the Executive’s attorney) the Executive’s attorneys’ fees, costs and expenses that the Company is obligated, pursuant to Section 10(d)(i) above, to reimburse with respect to such Employment Matter Claim. In the event the Executive ultimately fails to be successful with respect to at least one of the Executive’s material claims or defenses brought, raised or pursued in connection with such contest or dispute, the Executive shall repay the Company the amount of any such reimbursement received in connection with such dispute in accordance with this Section 10(d) (without interest) as soon as practicable following the final resolution of such matter.

          (e) Secondary Liability for Payment. If any Affiliate is not otherwise obligated to provide benefits to the Executive by this Agreement, then the Company shall take, and cause each such Affiliate (the “Guarantors”) to take, such actions as are necessary to cause the Guarantors to jointly and severally guarantee the payment of benefits otherwise due to the Executive under this Agreement if the Company fails to pay such benefit within thirty (30) days of the due date for such payment; provided, however, that no entity organized under the laws of any jurisdiction outside the United States shall have an obligation to enter into such guarantee. Each of the Guarantors shall be subrogated to the Executive’s rights under this Agreement to the extent of any payments by each such Guarantor to or on account of the Executive under this Section 10(e).

41.     Non-Disparagement. The Executive shall not make any negative or disparaging comments regarding the Company or its Representatives or its or their respective performance, operations, or business practices, or otherwise take any action that could reasonably be expected to adversely affect the Company or such Representatives or their personal or professional reputations. The Executive may truthfully respond to inquiries by government agencies or to inquiries by any person through a subpoena or other valid judicial process without violating this Section 11, provided that the Executive delivers written notice of such required disclosure to the Company promptly before making such disclosure, unless such notice to the Company is prohibited by applicable law, court order, subpoena, process, or governmental decree.

42.     Indemnification and Insurance.

          (a) Indemnity. The Company shall, to the maximum extent permitted by law, defend, indemnify, and hold harmless the Executive and the Executive’s heirs, estate, executors, and administrators against any costs, losses, claims, suits, proceedings, damages, or liabilities to which they may become subject to arising from, based on, or relating to the Executive’s employment by the Company (and any predecessor of the Company), or the Executive’s service as an officer or member of the board of directors (or any similar governing body) of the Company (or any predecessor of the Company) or any Affiliate, including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages, or liabilities.

          (b) Insurance. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other similarly situated executives of the Company; provided, however, that the Company shall not be required to maintain such insurance coverage if the Board determines that it is unavailable at reasonable cost, provided that the Executive is given written notice of any such determination promptly after it is made.

          (c) Gross-Up. If the value of any benefits or payment provided under Section 12(a) is subject to income taxes, then the Company shall make a Gross-up Payment (as described in Section 7(a)) to the Executive, by December 31 of the year next following the Executive’s taxable year in which the income taxes were incurred, such that, after payment of all taxes imposed on or related to such Gross-up Payment, the Executive retains an amount equal to 75% of the federal, state, and local income taxes imposed upon such benefits or payment.

43.     Executive to Provide Assistance with Claims. During his employment with the Company and following the termination of such employment, regardless of the reason for such termination, the Executive shall assist the Company in defending any claims that may be made against the Company, and shall assist the Company in prosecuting any claims that may be made by the Company, to the extent that such claims may relate to the Executive’s services for the Company. The Executive shall promptly inform the Company if he learns of any lawsuits involving such claims that may be filed against the Company. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses associated with such assistance, including travel expenses, incurred and accounted for in accordance with its standard policies and procedures for expense reimbursements and deductibles under Section 162 of the Code. For periods after the Termination Date, the Company shall provide reasonable compensation to the Executive for such assistance at a rate to be determined by the Company in its discretion. The Executive shall promptly inform the Company if asked to assist in any investigation of the Company that may relate to the Executive’s services for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. For purposes of this Section 13, the term “Company” shall include the Company and its Affiliates.

44.     Entire Agreement. Except as provided in Section 8(e), this Agreement constitutes the entire agreement among the parties with respect to its subject matters and supersedes any and all prior or contemporaneous oral and written agreements and understandings with respect to such subject matters, including without limit all prior agreements relating to employment, severance, or change in control; provided, however, that this Agreement shall not adversely affect the

Executive’s rights under the terms of any option on stock of the Company or any other award based on the stock of the Company.

45.     Miscellaneous.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to its conflict-of-laws principles.

          (b) Captions. The captions of this Agreement are not part of this Agreement and shall have no force or effect.

          (c) Amendment. This Agreement may not be amended or modified except by a written agreement executed by the parties or their respective successors and legal representatives.

          (d) Notices. All notices and other communications under this Agreement shall be in writing and sent to the other party by either hand delivery, pre-paid overnight carrier, or registered or certified U.S. mail (return receipt requested) postage prepaid, addressed as follows:

If to the Executive:

Gene P. Jones
Vaughan Foods, Inc.
216 NE 12th Street
Moore, Oklahoma 73160

If to the Company:

Vaughan Foods, Inc.
216 NE 12th Street
Moore, Oklahoma 73160

With copies to:

J. Dudley Hyde, Esq.
McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
211 N. Robinson
Oklahoma City, Oklahoma 73102

or to such other address as either party shall have furnished to the other in writing. Such notice shall be deemed given (i) in the case of hand delivery, the day of delivery; (ii) in the case of overnight delivery, the next business day or the day designated for delivery; and (iii) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; provided, however, that in no event shall any such notices be deemed to be given later than the date they are actually received.

          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this

Agreement shall be construed as if such invalid or unenforceable provisions were omitted (but only to the extent such provision cannot be appropriately reformed or modified). If any such provision may be made enforceable by limitation, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

          (f) Withholdings. The Company may withhold from any amounts payable under this Agreement all amounts authorized by the Executive or required to be withheld under any applicable federal, state, local, or foreign law or regulation.

          (g) Waiver. The waiver by either party of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same term or provision by either party or of the breach of any other term or provision of this Agreement.

          (h) Representations and Warranties. The Executive represents and warrants that (i) he is not, and shall not become, a party to any agreement, contract, arrangement, or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing the duties required by this Agreement or that would in any way restrict or prohibit his ability to be employed by the Company in accordance with this Agreement; (ii) his employment by the Company does not and shall not violate the terms of any policy of, or any agreement with, any prior employer regarding confidentiality or competition; and (iii) his position with the Company shall not require him to improperly use any trade secrets or confidential information of any prior employer or any other person or entity for whom he has performed services.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the Company and the Executive have executed this Amended and Restated Severance Agreement as of the Effective Date.

/s/ Gene P. Jones

Gene P. Jones

Vaughan Foods, Inc.

/s/ Herbert B. Grimes

By: Herbert B. Grimes
Its: Chairman of the Board and Chief Executive Officer

Exhibit A

Definitions

Definitions. The following terms, when used throughout this Agreement, shall have the following meanings:

83.	“AAA” means the American Arbitration Association.

84.	“Accounting Firm” has the meaning ascribed to such term in Section 7(b).

85.	“Act” means the Securities Exchange of Act of 1934, as amended from time to time.

86.	“Accrued Obligations” has the meaning ascribed to such term in Section 4(a).

87.

“Affiliate” means, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; provided, however, that a natural person shall not be considered an Affiliate.

88.	“Agreement” has the meaning set forth in the preamble.

89.

“Annual Base Salary” means the annual base salary of the Executive as in effect from time to time. During the term of this Agreement, the Annual Base Salary shall be $267,000 per year, plus an automobile allowance of $12,000, for a total of $279,000. The Annual Base Salary is reviewed annually. When the Company and its subsidiaries collectively achieve annualized revenue of at least $125,000,000 (based on 6-month trailing average), Executive’s then current Annual Base Salary shall be increased by $26,700. Any increase in Annual Base Salary shall not service to limit or reduce any obligations of Executive in this Agreement. The Annual Base Salary shall not be reduced after any increase, and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased. The Annual Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to FICA and income tax withholding.

90.

“Annual Bonus” means, with respect to any given year, the annual bonus payable to the Executive with respect to that year, as determined by the Compensation Committee in its discretion. The Annual Bonus target shall be up to 50% of Annual Base Salary in accordance with the Company’s Bonus Performance Plan proposed by the senior management of the Company and approved by the Board. Executive shall only be eligible to receive a Annual Bonus at the end of such fiscal year if Executive remains employed by the Company or an Affiliate at such, time or under the terms of a separate severance arrangement if not then employed by the Company. See Section 4(b)(i) if the Executive is terminated for Good Reason.

91.	“Board” means, at any given time, the Company’s Board of Directors at that time.

92.	“Cause” means any of the following:

(a)

the willful failure by the Executive to substantially perform the Executive’s duties for the Company or an Affiliate (other than due to physical or mental incapacity) within thirty (30) days after receiving a written demand for substantial performance from the Supervisor, the CEO, or the Board;

	(b)	the willful engaging by the Executive in illegal or dishonest conduct or gross misconduct that is materially and demonstrably injurious to the Company or an Affiliate; or

(c)

the conviction of the Executive of a felony or any crime of moral turpitude, a guilty or nolo contendere plea by the Executive with respect to a felony or any crime of moral turpitude, or the deferred adjudication or unadjudicated probation of the Executive with respect to a felony or any crime of moral turpitude;

provided, however, that (x) an act or omission by the Executive shall be considered “willful” only if it was not in good faith and was without reasonable belief that it was in the Company’s best interests, and (y) any act or omission by the Executive based upon authority granted by resolution duly adopted by the Board, the instructions of the Supervisor, or the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the Company’s best interests.

93.	“CEO” means, at any given time, the Chief Executive Officer of the Company at that time.

94.	“Change in Control” means the occurrence of any one of the following events:

	(a)	The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(b)

any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of Company securities representing 30% or more of either (x) the Company’s outstanding shares of common stock or (y) the combined voting power of the Company’s then outstanding securities eligible to vote in the election of directors (each, “Company Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions or transactions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction;

(c)

the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an Affiliate (a “Sale”), unless:

(i)

the holders of the Company’s shares of common stock either receive in such Reorganization or Sale, or hold immediately following the consummation of the Reorganization or Sale, more than 50% of each of the outstanding common stock and the total voting power of securities eligible to vote in the election of directors of (x) the corporation resulting from such Reorganization or the corporation that has acquired all or substantially all of the assets of the Company in connection with a Sale (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”),

(ii)

no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes, as a result of the Reorganization or Sale, the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock or the total voting power of the outstanding voting securities eligible to vote in the election of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and

(iii)

at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale;

(any Reorganization or Sale that satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Securities due to the Company’s acquisition of Company Securities that reduces the number of Company Securities outstanding; provided, however, if, following such acquisition by the Company, such person becomes the beneficial owner of additional Company Securities that increases the percentage of outstanding Company Securities beneficially owned by such person, a Change in Control shall then occur. In addition, if a Change in Control occurs pursuant to paragraph 12(b) above, then no additional Change in Control shall be deemed to occur pursuant to paragraph 12(b) by reason of subsequent changes in holdings by such person (except if the holdings by such person are reduced below 30% and thereafter increase to 30% or above).

95.	“CIC Period” means the two-year period following a Change in Control.

96.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended from time to time.

97.	“Code” means Internal Revenue Code of 1986, as amended from time to time.

98.

“Company” means Vaughan Foods, Inc., as set forth in the preamble to this Agreement, and any successor to or assignee of its business and/or assets that assumes and agrees to perform this Agreement by operation of law or otherwise.

99.	“Compensation Committee” means, at any given time, the Compensation Committee of the Board at that time.

100.

“Confidential Information” means non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and its Affiliates that was acquired by or disclosed to the Executive during his employment with the Company and following the Termination Date.

101.

“Disabled” means, with respect to the Executive, that (a) he has received disability payments under the Company’s long-term disability plan for a period of three (3) months or more, or (b) based upon the written report (prepared after a complete physical examination of the Executive) of a mutually agreeable qualified physician designated by the Company and the Executive or his representative, the Compensation Committee determines, in accordance with Section 409A of the Code, that the Executive has become physically or mentally incapable of performing his essential job functions with or without reasonable accommodation or job protection as required by law for a continuous period expected to last for a continuous period of not less than twelve (12) months.

102.	“Effective Date” has the meaning set forth in the preamble to this Agreement.

103.

“Employment Matter” means any dispute, controversy, or claim between the parties arising out of, relating to, or concerning this Agreement, the Executive’s employment with the Company, or the termination of that employment.

104.	“Employment Matter Claim” has the meaning ascribed to such term in Section 10(d)(i).

105.	“Excise Tax” has the meaning ascribed to such term in Section 7(a).

106.	“Executive” has the meaning set forth in the preamble to this Agreement.

107.	“Good Reason” means any of the following events, unless the Executive has consented in writing to such events:

(a)

the assignment of any duties materially inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities under this Agreement, other than an isolated, insubstantial, or inadvertent action not taken in bad faith and which the Company remedies promptly after receipt of notice from the Executive;

(b) any material failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial, or inadvertent failure not occurring in bad faith and which and which the Company remedies promptly after receipt of notice from the Executive;

(c) any failure by the Company to comply with and satisfy Section 9(c); or

(d) any relocation of the Executive’s principal office to a location more than fifty (50) miles from the Executive’s principal office prior to such relocation.

108.	“Good Reason Notice” has the meaning ascribed to such term in Section 3(d).

109.	“Gross-Up Payment” has the meaning ascribed to such term in Section 7(a).

110.	“Guarantors” has the meaning ascribed to such term in Section 10(e).

111.

“Incumbent Directors” means the members of the Board on the Effective Date; provided, however, that (x) any person becoming a director and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director, and (y) no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or solicitation of proxies or consents, shall be deemed an Incumbent Director.

112.

“Notice of Termination” means a written notice that (i) indicates the specific termination provision of Section 3 that is being relied upon, (ii) to the extent applicable, reasonably describes the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and (iii) specifies the Termination Date; provided, however, that the failure to describe in the Notice of Termination any fact or circumstance constituting Good Reason or Cause shall not waive any right of either party under this Agreement or preclude either party from asserting such fact or circumstance in enforcing rights under this Agreement.

113.	“Payment” has the meaning ascribed to such term in Section 7(a).

114.

A “person” shall have the meaning ascribed by Section 3(a)(9) of the Act and shall also mean a natural person, company, government (and any political subdivision, agency, or instrumentality of a government), corporation, partnership, limited liability company, trust, unincorporated organization, or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing Company Securities, such partnership, limited partnership, syndicate, or other group shall be deemed a “person” for purposes of this Agreement.

115.	“Prorated Annual Bonus” means a prorated amount of an Annual Bonus payable under Sections 4(b)(i)(B) or 4(c). If the Executive’s employment began in a calendar year before the calendar year in which the Termination Date occurs, the Prorated Annual Bonus shall be calculated based on the prior year’s Annual Bonus (if any) times the number of days worked in the year in which the Termination Date occurs divided by three hundred sixty five (365). If the Executive’s employment began in the calendar year in which the Termination Date occurs, then the Prorated Annual Bonus shall be determined by the Compensation Committee in its discretion.

116.	“Representatives” means, with respect to the Company, its Affiliates and any of their respective past or present officers, directors, stockholders, partners, members, managers, agents, and employees.

117.	“Section 409A” has the meaning ascribed to such term in Section 4(e).

118.	“Separation from Service” has the meaning ascribed to such term in Section 4(e).

119.	“Short-Term Disability Payments” means disability payments under the Company’s short-term disability policy or plan that are less than 100% of the then-current Annual Base Salary.

120.	“Supervisor” means, with respect to the Executive, the person to whom the Executive reports, as determined by the CEO or the CEO’s designee from time to time or the Board with respect to the CEO.

121.	“Tax Notice” has the meaning ascribed to such term in Section 7(b).

122.	“Termination Date” means the Executive’s last day of employment by the Company or an Affiliate (including any successor to the Company or such Affiliate as determined in accordance with Section 9).

123.	“Underpayment” has the meaning ascribed to such term in Section 7(b).

EXHIBIT B

GENERAL RELEASE

NOTICE

Vaughan Foods, Inc. (the “Company”) is an equal opportunity employer. Various laws prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits, veteran status, and other legally protected characteristics. You may also have rights under other federal, state, and/or municipal statutes, orders, or regulations pertaining to labor, employment, and/or employee benefits. These laws are enforced through the United States Department of Labor (DOL), the Equal Employment Opportunity Commission (EEOC), and various other federal, state, and municipal labor departments, fair employment boards, human rights commissions, similar agencies, and courts.

This General Release is being provided to you in connection with the Amended and Restated Employment Agreement previously entered between you and the Company (the “Employment Agreement”). You have at least twenty-one (21) days from the date you receive this General Release, if you want it, to consider whether you wish to sign this General Release and receive the payments and benefits (the “Severance Benefits”) available under the Employment Agreement for doing so. You have at least until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not, however, sign this General Release until, at the earliest, your last effective date of employment.

BEFORE SIGNING THIS GENERAL RELEASE YOU SHOULD REVIEW IT CAREFULLY. YOU ALSO HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not timely sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, then you will not be eligible to receive the Severance Benefits. Any revocation must be in writing and must be received by the Company within the seven-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of the Severance Benefits offered to me by the Company under the Employment Agreement, I hereby (i) release and discharge the Company and its predecessors, successors, affiliates, parent, subsidiaries, and partners and each of those entities’ current and former employees, officers, directors, and agents (together, the “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, that I may have or claim to have against them, including without limit any claims that result from or arise out of my past employment with the Company, the severance of that relationship and/or otherwise, or any contract or agreement with or relating to the Released Parties, and (ii) waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act (“ADEA”) and any other federal, state, and/or municipal statutes, orders, or regulations pertaining to labor, employment, and/or employee benefits. This General Release also applies without limitation to any claims or rights I may have growing out of any legal or equitable restrictions on the rights of the Released Parties not to continue an employment relationship with their employees, including any express or implied employment or other contracts, and to any claims I may have against the Released Parties for fraudulent inducement or misrepresentation, defamation, wrongful termination, or other torts or retaliation claims in connection with workers’ compensation, any legally protected activity, or alleged whistleblower status, or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims under the ADEA I may have against the Company that arise after the date I execute this General Release or on any vested rights I may have under any of the Company’s qualified benefit plans or arrangements as of or after my last day of employment with the Company or on any of the Company’s obligations under the Employment Agreement.

MISCELLANEOUS

By signing this General Release, I shall, and hereby do, resign from any corporate, board, and other offices and positions I may hold with the Company and its affiliates as of the date my employment with the Company terminated.

I agree that (i) none of the Released Parties shall have any obligation to employ or to hire or rehire me, to consider me for hire, or to deal with me in any respect with regard to potential future employment; (ii) I shall not ever apply for or otherwise seek employment with any of the Released Parties for eighteen (18) months after the Termination Date; and (iii) my forbearance to seek future employment as just stated shall be construed as being purely contractual and in no way involuntary, discriminatory, or retaliatory.

I have carefully reviewed and fully understand all the provisions of the Employment Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, relating to the Employment Agreement or this General Release by the Released Parties that are not set forth in those documents.

The Employment Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to payments and benefits payable to me due to the termination of my employment with the Company, and supersede all prior agreements and understandings, written and oral, between the parties with respect to such subject matters. I understand that my receipt and retention of the Severance Benefits are contingent not only on my execution and non-revocation of this General Release, but also on my continued compliance with my other obligations under the Employment Agreement. I acknowledge that the Company has given me at least twenty-one (21) days to consider whether I wish to accept or reject the Severance Benefits I am otherwise eligible to receive under the

Employment Agreement in exchange for signing and not revoking this General Release. I hereby represent and state that I fully understand the effects and consequences of the Employment Agreement and General Release prior to signing those documents.

This General Release and the Company’s obligation to provide the Severance Benefits under the Employment Agreement shall be interpreted and construed to comply with Section 409A of the Internal Revenue Code (the “Code”). The parties agree to cooperate and work together in good faith to take all actions reasonably necessary to effectuate the intent of this paragraph. Notwithstanding the preceding sentence, I understand and acknowledge that I shall be solely responsible for any risk that the tax treatment of all or part of the Severance Benefits may be affected by Section 409A of the Code and impose significant adverse tax consequences on me, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, I understand that I have the right, and am encouraged by this paragraph, to consult with a tax advisor of my choice before signing this General Release.

This General Release shall be governed by the laws of the State of Oklahoma, without regard to any conflict-of-laws principles, and shall not be modified unless in a writing signed by both of the parties.

Dated this ___ day of ___________, 20__.

Gene P. Jones